Exhibit 99.2


                Olin Announces Headquarters Relocation

   NORWALK, Conn.--(BUSINESS WIRE)--Jan. 29, 2004--Olin Corporation announced that its Board of Directors approved plans to move the corporate headquarters to its largest manufacturing facility in East Alton, Illinois, which is located outside of St. Louis.
   The decision to relocate was driven by the organizational, strategic and economic advantages to locating Olin's corporate headquarters in East Alton. This is another example of Olin's continuing efforts to improve its competitive position and financial performance. The relocation of corporate headquarters will result in a downsized corporate structure more appropriate for Olin in today's competitive business environment.
   Olin expects the East Alton relocation to be completed by the end of the year. Currently, 82 people are employed on the corporate staff, including 66 in Norwalk. When completed, the efficiencies of being co-located with the Brass and Winchester businesses will result in corporate personnel being reduced by more than forty percent, with total projected savings of approximately $6 million per year. As a result of the relocation, the company expects to incur one-time costs of approximately $12 million. The company will separately identify these costs when they are recorded.
   Olin expects to provide job transition benefits and outplacement services to all affected employees. The transition is expected to begin in the second quarter of 2004.
   In connection with the relocation, six officers chose not to move and will be leaving the company under a separation program when an orderly transition is effected. Anthony W. Ruggiero, Executive Vice President and Chief Financial Officer will remain with the company through the first quarter of 2005 to ensure an orderly transition. He has elected to retire at that time. He remains on the Board of Directors. John E. Fischer, formerly Chief Financial Officer of Primex Technologies, has rejoined Olin as Vice President, Finance. Mr. Fischer will assist Mr. Ruggiero in the transition to East Alton.
   Thomas M. Gura, Executive Vice President, Metals Group will assume international responsibility for all Olin businesses and complete the integration of the Chase acquisition. He has elected to retire at the end of 2004.
   Peter C. Kosche, Senior Vice President, Corporate Affairs will manage key legacy issues during the transition including environmental remediation and pension structure matters, will transition his Human Resources responsibilities and will manage the phase out of our Norwalk facilities. He has elected to retire at the end of 2004.
   Janet M. Pierpont, Vice President and Treasurer and George B. Erensen, Vice President and General Tax Counsel will manage the transition of their functions and have elected to retire by the end of 2004. Mary E. Gallagher, Vice President and Controller will transition the Corporate Accounting function to East Alton and then has elected to leave Olin and seek other opportunities.
   "This was a very difficult decision that affects many highly regarded, dedicated, long term employees," said President and Chief Executive Officer, Joseph D. Rupp. "We appreciate their many contributions and we intend to provide assistance to all affected employees to help make the transition to new employment.
   "The relocation, however, will take advantage of the organizational, strategic and economic synergies available to us in East Alton. It is Olin's largest manufacturing location, with over 3,500 of Olin's 5,800 employees, and the move will enable us to capitalize on existing East Alton services and infrastructure. Adding to the cost effectiveness of the move, the corporate office will be located in the same building as our Brass and Winchester businesses. The move also returns Olin's headquarters to the town where Franklin
W. Olin founded the company in 1892."
   Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

    CONTACT: Investor Contact:
             Richard E. Koch, 203-750-3254
              OR
             Press Contact:
             Thomas J. Fitzgerald, 203-750-3831